PROSPECTUS SUPPLEMENT
    (To prospectus dated January 17, 2003)

                                 $1,005,000,000
                         STUDENT LOAN ASSET-BACKED NOTES

        [LOGO]

                        NELNET STUDENT LOAN TRUST 2003-1
                                     ISSUER

   NELNET STUDENT LOAN FUNDING, LLC                   NELNET, INC.
              SPONSOR                        MASTER SERVICER AND ADMINISTRATOR

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YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-11 OF
THIS PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
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
          We are offering floating rate notes in the following classes:

                         Class A-1       Class A-2        Class A-3          Class A-4         Class B
                           Notes           Notes             Notes             Notes            Notes
                           -----           -----             -----             -----            -----
 Original Principal    $173,000,000    $286,000,000      $112,250,000      $403,600,000     $30,150,000
 Amount

 Interest Rate            3-month         3-month           3-month           3-month          3-month
                           LIBOR           LIBOR             LIBOR             LIBOR            LIBOR
                         plus 0.02%      plus 0.05%        plus 0.11%         plus 0.22%      plus 0.70%
 Final Maturity
 Date               January 25, 2009  January 25, 2013  January 25, 2016  January 25, 2032  January 25, 2037

 Price to Public            100%            100%              100%              100%             100%

 Underwriting
 Discount                0.1900%         0.2000%           0.2150%           0.2265%          0.5000%
                         -------         -------           -------           -------          -------
 Proceeds to           $172,671,300    $285,428,000      $112,008,663      $402,685,846     $29,999,250
 Issuer(1)

--------------------
(1) We expect proceeds to the issuer to be $1,002,793,059 before deducting expenses estimated to be approximately $1,250,000.

o The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

o       We will make quarterly payments on the notes beginning July 25, 2003.

o We will pay principal first to the class A-1 notes until paid in full, second to the class A-2 notes until paid in full, third to the class A-3 notes until paid in full, fourth to the class A-4 notes, pro rata, until paid in full and fifth to the class B notes until paid in full.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about February 4, 2003.


BANC OF AMERICA SECURITIES LLC                          DEUTSCHE BANK SECURITIES

CREDIT SUISSE FIRST BOSTON
                              JPMORGAN
                                         MORGAN STANLEY
                                                            SALOMON SMITH BARNEY
                                January 30, 2003

                             PURPOSE FOR THE FILING

        Nelnet Student Loan Funding, LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission February 3, 2003 and can be found at Link to http://www.sec.gov/Archives/edgar/data/1166221/000087015603000011/
nelnet424b.txt The original Prospectus Supplement, as amended, is incorporated herein by reference.